Exhibit 10.3

Green Supply Chain Consulting Service Agreement - Shanghai Dehui

Green Supply Chain Consulting Service Agreement

This Agreement is entered into on September 16, 2024, by and between:

Party A1: Deep Green Group (Korea)
Contact Number: 15652275371
Address: 202,14-1, Donggyo-ro 29-gil, Mapo-gu, Seoul, Republic of Korea

Party A2: Beijing Qixing Jizhao Jia Technology Co., Ltd. (to be renamed Beijing Deep Green Intelligent Technology Co., Ltd.)

Address: Room 408, Unit 2, Building 15, No. 16 Yingcai North Third Street, Future Science City, Changping District, Beijing

Party B: Shanghai Dehui Fudian Cable Co., Ltd.
Legal Representative: Jiang Yudong
Contact Number: 13661507333

Whereas:

In accordance with the Civil Code of the People's Republic of China and other relevant laws and regulations, Party A and Party B, adhering to the principles of legality, fairness, voluntariness, mutual consent, and good faith, enter into this Agreement and shall abide by the following terms:

1. Commission Purpose

1.1 Party A commissions Party B to provide Party A1 and Party A2 with liaison, referral, and market analysis services related to the purchase and sale of bulk commodities including but not limited to nickel, copper, lithium, and cobalt. Party B shall assist Party A in communication and liaison with relevant suppliers and purchasers to facilitate Party A's bulk commodity transactions.

2. Service Content

2.1 Party B shall, based on Party A’s trade requirements, recommend and liaise with suppliers and purchasers of bulk commodities including but not limited to nickel, copper, lithium, cobalt;

2.2 Party B shall provide matchmaking services for green supply chain transactions to facilitate Party A in entering into purchase and sale contracts with upstream and downstream customers;

2.3 Party B shall assist Party A in providing green energy logistics, supply chain, and financial services to upstream and downstream customers;

2.4 Party A shall provide Physical Internet underlying technology and application services. The Physical Internet (PI) refers to connecting various physical objects, devices, sensors, etc., in the physical world through internet technology, forming an intelligent system that communicates and collaborates through standardized containers, interconnected nodes, and open protocol stacks. Service content includes: multimodal transportation scheduling, logistics trunk network optimization, last-mile delivery optimization, fleet scheduling, last-mile delivery aggregation, network warehouse optimization, etc.

3. Service Method

3.1 Party B shall independently establish a team to provide consulting and intermediary services for Party A, and Party B shall bear the personnel costs independently;

3.2 Party A’s designated business contact: Li Zhufeng, Tel: 15652275371;

Party B’s designated business contact: He Yong, Tel: 18621635168;

3.3 At the beginning of each month, Party A shall inform Party B of the purchase and sales plan for the month, and Party B shall liaise and recommend relevant suppliers and purchasers according to Party A's monthly plan and notify Party A for transactions based on current market conditions;

3.4 All taxes and fees arising during the trade process shall be borne by Party A, including but not limited to VAT, stamp duty, transfer fees, and all other taxes and fees related to the trade.

4. Service Period

4.1 Party B shall provide services to Party A from October 1, 2024, to December 31, 2028. The service term may be renewed upon mutual agreement of the parties before its expiration.

5. Rights and Obligations of Party A

5.1 Party A is responsible for providing necessary documents such as qualification certificates and business licenses required by Party B and trade counterparties;

5.2 If the intermediary is successful, Party A shall fully perform the purchase and sale contract signed with the third party. Rights and obligations arising from the performance of the purchase and sale contract by Party A are unrelated to Party B;

5.3 If the intermediary is successful, Party A2 shall pay the intermediary remuneration to Party B in accordance with this Agreement;

5.4 Party A has the right to designate or replace Party B’s service personnel as needed;

5.5 Party A shall pay taxes in accordance with the requirements of laws and regulations.

6. Rights and Obligations of Party B

6.1 Party B shall comply with relevant laws, regulations, and work standards, provide services as agreed, and facilitate transactions;

6.2 Party B shall ensure the authenticity, completeness, and legality of its deliverables and that they comply with this Agreement and Party A’s requirements;

6.3 Party B shall properly safeguard all documents and information provided by Party A or related parties, and any information, materials, documents, and data known to Party B in the course of performing this Agreement. Without Party A’s consent, Party B shall not disclose or leak such information to any third party except as required by laws and regulations;

6.4 Party B shall timely communicate with Party A regarding feedback on its deliverables and adjust services and deliverables as necessary according to Party A’s opinions. Any emergencies during the service period shall be promptly reported to Party A;

6.5 Party A shall bear all profits and losses arising from its trades, and Party B shall not be responsible for any of Party A's trading gains or losses.

7. Service Fees

7.1 Party B shall not request payment of service fees if no transaction is successfully facilitated. If Party B facilitates a successful transaction, the service fee (excluding tax) shall be calculated at 0.05% of the transaction amount (sales price), with service fee taxes borne by Party A;

7.2 At the end of each month, the parties shall reconcile purchase and sales quantities for the month. After reconciliation, Party A shall pay the service fee to Party B’s account by the 3rd day of the following month. Upon receipt of the service fee, Party B shall issue a service fee invoice to Party A;

7.3 If Party A delays payment of the service fee, it shall pay a penalty of 0.05% of the unpaid amount per day, and Party B has the right to suspend services.

8. Confidentiality Clause

8.1 After the effective date of this Agreement, neither party shall disclose any content of this Agreement to any third party without the other party's written consent, except as required by applicable laws and regulations or necessary for performing this Agreement;

8.2 Party A shall strictly keep confidential any customer information provided by Party B and shall not disclose such information to any third party without Party B’s written consent;

8.3 Party B shall keep confidential any information provided by Party A and may only disclose Party A’s information to potential investors as necessary to perform this Agreement but not to unrelated third parties;

8.4 During the execution of this Agreement, neither party shall disclose any content of this Agreement to external parties. Otherwise, the breaching party shall compensate the non-breaching party for all losses, or pay RMB 500,000 in liquidated damages if losses are unquantifiable.

9. Exemption Provisions

9.1 The written service documents submitted by Party B to Party A under this Agreement, such as proposals, reports, and opinions, are for Party A’s business decision-making reference only. Party A shall make independent judgments and decisions based on these documents and bear the corresponding risks and benefits;

9.2 Party A voluntarily commissions Party B to provide services for this project. All project information provided by Party A to Party B shall be true, complete, accurate, and valid. Party B provides professional services for Party A regarding this project, and Party A shall bear all risks and consequences arising therefrom.

10. Notices and Delivery

10.1 Delivery Addresses:

Unless otherwise specified in this Agreement, all notices, demands, or correspondence related to this Agreement shall be sent in writing to the following addresses or any other address notified in writing three working days in advance:

(1) Party A contact details:

Address: 202,14-1, Donggyo-ro 29-gil, Mapo-gu, Seoul, Republic of Korea
Contact: Li Zhufeng
Email: zhufeng.li@sunsevenstars.com
Tel: 15652275371

(2) Party B contact details:

Contact: He Yong
Tel: 18621635168

11. Liability for Breach

11.1 Both parties shall bear liability for breach in accordance with the Civil Code of the People's Republic of China;

11.2 Party B shall have no right to request service fees if it fails to complete the work as required;

11.3 Party A shall pay a daily penalty of 0.05% of the unpaid service fee amount for delayed payments.

12. Contract Modification and Termination

12.1 Both parties shall conscientiously perform their obligations under this Agreement and shall not unilaterally change or terminate the Agreement. Any changes or termination shall be agreed upon in writing;

12.2 After termination, both parties shall return all documents and materials provided by the other party.

13. Miscellaneous

13.1 This Agreement shall be interpreted and governed by the laws of the People's Republic of China. Disputes shall be resolved through negotiation or by litigation at a competent court;

13.2 Matters not covered in this Agreement shall be resolved through negotiation and any supplemental agreements shall form an integral part of this Agreement;

13.3 Where not specified, the Civil Code of the People's Republic of China applies.

Signed:

Party A1:

Date:

Party B:

Date:

Party A2:

Date:

Attachment: Transaction Confirmation Sheets
(Signed, stamped, legally binding in scanned, faxed, or original forms.)

Side Letter

补充协议

This Side Letter is executed on June 3, 2025, by and between Deep Green Group (hereinafter referred to as “Party A”) and Shanghai Dehuifu Wire and Cable Co., Ltd. (hereinafter referred to as “Party B”), as an addendum to the main agreement executed in September 2024, for the purpose of clarifying and expanding upon certain terms of the main agreement. The specific provisions are as follows:

本补充协议于 2025 年 6 月 3 日签署，由 Deep Green Group（以下简称“甲方”）与上海德辉福电线电缆有限公司（以下简称“乙方”）共同订立，作为 2024 年 9 月签署之主协议的补充文件，旨在对主协议的相关条款进行进一步说明和扩展，具体内容如下：

Party A: Deep Green Group (Korea)

Phone Number: 15652275371

Address: 202, 14-1, Donggyo-ro 29-gil, Mapo-gu, Seoul, Republic of Korea

甲方：Deep Green Group (Korea)

联系电话：15652275371

地址：202,14-1,Donggyo-ro 29-gil.Mapo-gu,Seoul,Republic of Korea

Party B: Shanghai Dehuifu Wire and Cable Co., Ltd.

Legal Representative: Jiang Yudong

Phone Number:13661507333

乙方: 上海德辉福电线电缆有限公司

法定代表人:蒋宇东

联系电话:13661507333

1.	In this Side Letter, unless otherwise expressly defined herein or the context otherwise expressly requires, capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement.

在本补充协议中，除非另有明确规定或上下文另有明确要求，本协议中未定义的属于适用原协议中的相关定义。

2.	Cooperative Objective 合作目的

The Parties aim to carry out commodity trading and green logistics services in Asian regions (including but not limited to China, Japan, South Korea, and Southeast Asia), giving full play to the resource and technical advantages of both sides to achieve mutual benefit and win-win results.

双方旨在亚洲地区（包括但不限于中国、日韩及东南亚市场）开展大宗商品交易及绿色物流服务，充分发挥双方资源与技术优势，实现互利共赢。

3.	Transaction Entities and Execution Arrangements 交易主体及执行安排

(1)	Transactions shall be conducted between Party A (and its designated overseas entities) and Party B (in their individual capacity or through controlled overseas entities in Hong Kong, Singapore, etc.), with the legal application scope limited to areas outside China.

交易由甲方及甲方指定的海外实体，与乙方以个人身份或其控制的香港、新加坡等海外实体进行，交易法律适用范围为中国境外。

(2)	Transactions may be executed through Chinese domestic companies designated by both Parties. Both Parties reserve the right to replace the executing company at any time, and transaction benefits shall be jointly determined and disposed of by both Parties.

交易的执行可以通过双方指定的中国境内公司完成。甲乙双方均有权随时更换执行公司，交易利益由双方共同决定支配。

4.	Supply Chain Finance Responsibilities 供应链金融职责

All matters related to supply chain finance under this Side Letter shall be implemented and managed by Party B. Given that the Client is situated in Mainland China, the Parties hereby mutually agree that all relevant transactions shall be denominated and paid in Renminbi (RMB).

本补充协议项下所有交易的供应链金融相关事宜，均由乙方负责落实与管理。

鉴于客户在中国大陆，所以双方同意相关交易应使用人 币支付。

5.	Introduction of AI Technical SystemAI 技术体系引入

Both Parties agree to introduce a holographic dynamic-sensing AI logistics and digital asset management technical system, leveraging intelligent and digital means to enhance the operational efficiency, management level, and resource allocation capability of commodity trading and green logistics services, with such projects commencing on July 1, 2025.

双方同意引入全息动态感知的 AI 物流和数字资产管理技术体系，通过智能

化、数字化手段提升大宗商品交易与绿色物流服务的运营效率、管理水平及资源调配能力，该项目将于 2025 年 7 月 1 日开始实施。

6.	Asset Tokenization and Revenue Distribution 资产通证化与收益分配

(1)	Both Parties agree that, starting July 1, 2025, Party A shall exclusively conduct tokenization and financial productization of assets related to green logistics and commodity trade based on Real-World Assets (RWA) and Real Data Assets (RDA).

双方同意由 2025 年 7 月 1 日开始，甲方独家对绿色物流及大宗商品贸易相关资产进行基于现实世界资产（RWA）和现实数据资产（RDA）的通证化及金融产品化操作。

(2)	Among the net profits generated from the above operations, Party A shall enjoy 95%, and Party B shall enjoy 5%.

上述操作产生的纯收益中，甲方享有 95%，乙方享有 5%。

7.	This Side Letter constitutes an integral part of the Original Agreement and supplements the terms thereof. Matters not covered herein shall be governed by the provisions of the Original Agreement. In the event of any inconsistency between the provisions of this Side Letter and those of the Original Agreement, the provisions of this Side Letter shall prevail.

本补充协议作为原协议的补充协议，是原协议的一部分。本补充协议未尽的事宜，应以原协议为准。若本补充协议的规定与原协议不一致的，以本补充协议为准。

8.	This Side Letter is executed in two (2) original counterparts, with each Party retaining one counterpart. It shall become effective upon affixation of the Parties' seals and signature by their authorized signatories. Each counterpart shall be deemed equally authentic.

本协议一式二(2)份，各方各持一份，经各方盖章、授权代表签署后生效，每份具有同等效力。

9.	This Side Letter is signed in both English and Chinese. In the event of any conflict or other inconsistency between both languages, the English version shall prevail.

本补充协议以中英文签署，如两种语言之间存在冲突或其他不一致，以英文版本为准。

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Party A: Deep Green Group (Korea)

甲方：Deep Green Group (Korea)

Party B: Shanghai Dehuifu Wire and Cable Co., Ltd.

乙方:上海德辉福电线电缆有限公司

By:
Name:	Jiang Yudong 蒋宇东